PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FOURTH QUARTER 2017 RESULTS

DALLAS, TEXAS …February 28, 2018 … CompX International Inc. (NYSE American: CIX) announced today sales of $25.1 million for the fourth quarter of 2017 compared to $26.3 million in the same period of 2016.  Operating income was $2.7 million in the fourth quarter of 2017 compared to $4.0 million in the same period of 2016.  Net income was $4.3 million, or $0.34 per diluted share, for the fourth quarter of 2017 compared to $2.9 million, or $0.23 per diluted share, in the same period of 2016. Net income in the 2017 periods includes the impact of a fourth quarter $1.9 million non-cash deferred income tax benefit ($0.15 per diluted share) related to the revaluation of the Company's net deferred income tax liability resulting from the reduction in the U.S. federal corporate income tax rate enacted into law on December 22, 2017.

Net sales for the year ended December 31, 2017 were $112.0 million compared to $108.9 million in the previous year.  Operating income was $15.2 million for the year ended December 31, 2017 compared to $15.6 million for 2016.  Net income for the year ended December 31, 2017 (including the tax benefit noted above) was $13.2 million, or $1.06 per diluted share, compared to $10.5 million, or $0.84 per diluted share, for the year ended December 31, 2016.

Net sales decreased in the fourth quarter of 2017 compared to the same period in 2016 primarily as a result of Security Products sales in the fourth quarter of 2016 to a single government security customer that, as expected, did not recur in the fourth quarter of 2017. Net sales increased for the full year of 2017 compared to the respective period in 2016 primarily due to Security Products' increased sales volumes to existing government security customers, predominately during the first half of 2017, partially offset by a decrease in sales of security products to an original equipment manufacturer of recreational transportation products. Operating income for the fourth quarter and full year of 2017 was lower than the prior year due to relative changes in customer and product mix, and to a lesser extent, higher raw material prices in the Security Products segment as well as higher manufacturing costs at the Marine Components segment, including the impact of personnel turnover in key manufacturing departments.

"We are very pleased with the continued strong performance of both our Security Products and Marine Components segments in 2017," commented Scott C. James, President and CEO. "Security Products sales in calendar 2017 exceeded a very strong 2016, while our Marine Components segment continued to grow sales through diversification and innovation in product offerings, particularly to the waterski/wakeboard boat market. We look forward to continued broad demand for our products as we enter 2018, and remain committed to continuing to serve the component needs of our customer base through product innovation, quality and service."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, competitive products and prices, uncertainties associated with the development of new product features, potential difficulties in integrating future acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, the impact of employee healthcare benefit related regulations, potential difficulties with implementing new enterprise wide software, and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017
	(Unaudited)

Net sales	$26.3	$25.1	$108.9	$112.0
Cost of goods sold	17.2	17.7	73.7	77.2
Gross profit	9.1	7.4	35.2	34.8
Selling, general and administrative expense	5.1	4.7	19.6	19.6
Operating income	4.0	2.7	15.6	15.2
Other non-operating income, net	0.3	0.6	0.4	2.0
Income before taxes	4.3	3.3	16.0	17.2
Provision for income taxes (benefit)	1.4	(1.0)	5.5	4.0
Net income	$2.9	$4.3	$10.5	$13.2

Basic and diluted net income
per common share	$0.23	$0.34	$0.84	$1.06

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2016	2017
Assets

Current assets:
Cash and equivalents	$33.2	$29.7
Accounts receivable, net	10.3	10.4
Inventories, net	15.0	15.4
Prepaid expenses and other	0.7	0.9
Total current assets	59.2	56.4

Note receivable from affiliate	27.4	38.2
Goodwill	23.7	23.7
Net property and equipment	33.1	32.1
Other noncurrent assets	0.6	0.6

Total assets	$144.0	$151.0

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$11.9	$10.8
Income taxes	1.4	0.5
Total current liabilities	13.3	11.3

Deferred income taxes	4.9	3.1
Stockholders' equity	125.8	136.6

Total liabilities and stockholders' equity	$144.0	$151.0